Exhibit 99.1

ACTION PRODUCTS RECEIVES NASDAQ DEFICIENCY NOTICE RELATED TO MINIMUM BID PRICE RULE

ORLANDO, Fla. - (MARKET WIRE) - May 09, 2008 - Action Products International Inc. (NASDAQ-CM: APII), the global manufacturer and distributor of brand-focused educational toys and products, announced that on May 5, 2008, it received notice from the NASDAQ Stock Market ("NASDAQ") that for the previous 30 consecutive trading days, the Company's common stock closed below the minimum $1.00 bid price per share required by Marketplace Rule 4310(c)(4).

In accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until November 3, 2008, to regain compliance with the Rule. The letter further indicates that the Company may regain compliance if at any time before November 3, 2008, the bid price of the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive trading days. If the Company is successful in meeting this requirement, the Staff will provide written notification that it has achieved compliance with the Rule. If compliance with the Rule cannot be demonstrated by November 3, 2008, the Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company's common stock will be delisted. At that time, the Company may appeal the Staff's determination to delist its common stock.

The Company intends to actively monitor the bid price for its common stock between now and November 3, 2008, and evaluate various options available to the Company if its common stock does not trade at a level that is likely to regain Nasdaq compliance.

Safe Harbor Forward-Looking Statements:  Statements contained in this letter that are not strictly historical are “forward-looking statements.” Such forward-looking statements are sometimes identified by words such as “intends,” “anticipates,” “believes,” “expects,” and “hopes.” The forward-looking statements are made based on information available as of the date hereof, and we assume no obligation to update such forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause Action Products’ actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for our products and services, our ability to continue to develop markets, general economic conditions, our ability to secure additional financing for Action Products and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Contact:
Action Products International
Ronald Kaplan: rkaplan@apii.com
Robert Burrows: rburrows@apii.com
407-660-7200